Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	VP - CORPORATE PLANNING
DENVER, COLORADO 80202	AND INVESTOR RELATIONS
303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES INITIAL PUBLIC OFFERING

OF ITS CANADIAN OPERATIONS

Plans to Sell up to 19.9% of Lone Pine Resources Inc., which will be the New Parent of Canadian Forest Oil Ltd., Through an Initial Public Offering

Offering Expected to be Completed in the First Half of 2011 with Plans to Spin-off Remaining Shares to Forest’s Shareholders

Enhance Stockholder Value through the Separation of Forest’s Canadian Assets

DENVER, COLORADO — December 13, 2010 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that Lone Pine Resources Inc. (Lone Pine), a wholly-owned subsidiary of Forest, has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the SEC) related to the proposed initial public offering (the IPO) of shares of common stock of Lone Pine. Lone Pine will be the new parent of Canadian Forest Oil Ltd. (Canadian Forest), which owns all of Forest’s Canadian assets.

In connection with the IPO, Forest intends to contribute its ownership of Canadian Forest to Lone Pine.  Lone Pine plans to sell up to 19.9% of its common stock in the IPO, which it expects to complete in the first half of 2011.  The offering is intended to be done in a manner to preserve Forest’s ability to complete a tax-free spin-off of its remaining ownership in Lone Pine.  Lone Pine intends to use the net proceeds from the offering to repay intercompany debt amounts owed to Forest, and the remainder, if any, for general corporate purposes. Following the offering, Forest intends to distribute, or spin-off, its remaining ownership in Lone Pine to Forest’s shareholders. The spin-off is expected to occur approximately four months after the IPO; however, Forest will retain the right to decide whether to commence the spin-off at its discretion.

The purpose of the offering and spin-off is to separate Forest’s assets in Canada from the remainder of its operations. Forest believes that the separation will enhance Lone Pine’s ability to achieve a valuation comparable to those of stand-alone Canadian peer companies, by allowing Lone Pine to focus its exploration and development efforts at capital levels consistent with its own business strategy.  In that regard, Lone Pine intends to focus on growing its estimated proved reserves and production through its repeatable vertical and horizontal development inventory and shale positions with initial investment of capital in excess of cash flow.

Forest believes that this transaction will improve the overall valuation of Forest’s assets in the United States and Canada. Forest intends to focus on growth through the continued application of horizontal drilling on its remaining liquids-rich development inventory, while maintaining capital levels consistent with expected cash flow.

A registration statement relating to Lone Pine’s shares of common stock has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations of offers to buy, or any sales of securities will only be made in accordance with the registration requirements of the Securities Act of 1933 or an exemption therefrom.

J.P. Morgan will act as a lead book-running manager for the proposed offering.  A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from J.P. Morgan Securities LLC via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (866) 803-9204.

Due to limitations imposed by U.S. securities laws, Forest will not be holding a conference call to discuss the content of this release.  For more information about Lone Pine, please visit its website at www.lonepineresources.com, when it becomes available.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest and Lone Pine are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Forest and Lone Pine include, but are not limited to, oil and natural gas price volatility, their access to cash flows and other sources of liquidity to fund their capital expenditures, their level of indebtedness, their ability to replace production, the impact of the current financial and economic environment on their business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and in the registration statement filed with the SEC, which has not yet become effective.  Also, the financial results of Forest’s and Lone Pine’s foreign operations are subject to currency exchange rate risks.  Any of these factors could cause Forest’s and Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements. No assurance can be given that either the offering by Lone Pine or the spin-off by Forest will be completed or that it will be completed on the terms described in this press release.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and liquids in Canada.  Lone Pine’s principal reserves, producing properties, and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.  Lone Pine intends to apply for listing of its common stock on the New York Stock Exchange under the symbol LPR.

December 13, 2010